EX-2.1

                               UNITED TRADING.COM
                        19762 MacArthur Blvd., Suite 300
                                Irvine, CA 92612
                                  949-553-9660



August  13,  2002


Mr.  Larry  Wilcox
President
United  Communications  HUB  Inc.
260  S.  Lake  Street,  Suite  110
Pasadena,  CA  91101

Dear  Larry:

This letter of intent sets forth the understanding of the principal terms upon which United Communications HUB, Inc., ("UCHUB") proposes to effect a business combination by entering into a Share Exchange and Plan of Merger Agreement ("Merger Agreement") with United Trading.com ("United") whereby UCHUB shall become a wholly-owned subsidiary of United following the Closing of the transaction.

I.     General  Information
       --------------------

UCHUB
-----

UCHUB is a privately held corporation incorporated under the laws of the state of California. UCHUB has teamed up with municipalities, utility companies cable companies, affinity groups and software companies to offer bundled services to existing customers through UCHUB's unique technology represented as a Digital Access Hub.

UCHUB is seeking additional financing to expand its operations domestically as well as internationally with development underway to commence business activity in various digital cities.


UNITED
------

United is a Nevada corporation. It is a publicly traded, fully reporting company, trading symbol "UDTC" on the OTC: BB.

United has entered into a merger agreement with Quick Draw, Inc., a Nevada corporation to acquire all of the stock of Quick Draw in a share exchange. The merger is expected to be completed by August 31, 2002. Quick Draw has deployed and currently operates, through its parent company, approximately 120 ATMs across the United States under its operating banner Quick Draw ATM. Approximately 10% of these ATMs are owned by Quick Draw. The balance are managed for others.

II.     Intent  of  the  Parties
        ------------------------

1. The parties propose that the Business Combination shall be effected. It is anticipated that UCHUB will merge with and into United. The result of the Business Combination predicated on the timely performance of this agreement in full, including and not limited to II,2,a, will result in the UCHUB shareholders will collectively own 78% of the outstanding shares and the current shareholders of United (including former shareholders of Quick Draw) will collectively own 22% of the issued and outstanding shares of capital stock immediately after the anticipated business combination. These percentages are predicated on UCHUB contributing its company and United contributing its shell, the Quick Draw ATM deal and $1 Million in funding for UCHUB.

Consummation of the Business Combination will be subject to conditions to be contained in definitive agreements necessary to document the transactions proposed in this letter (collectively, the "Definitive Agreements").

2. The terms and conditions of the proposed Business Combination are to be contained in the Definitive Agreements, which will be satisfactory in all respects, in form and substance, to the parties. It is anticipated that the Definitive Agreements will, among other things, contain the following provisions:

a. United to arrange for additional funding for UCHUB project in an amount equal to not less than $1,000,000 (less commissions and fees if any). Which the deal is predicated on upon a merged deal or funding 30 days hereafter, whichever is first. Should United be unable to complete such in timely arrangements for these funds to be invested, or that UCHUB funds the first million, then, at the sole discretion of UCHUB, ownership as outlined in paragraph II-1 above shall be represented so that UCHUB shareholders shall own 90% and United Trading shareholders shall own 10%.
b. Include mutual representations, warranties and covenants customary in transactions similar to those contemplated hereby, all of which representations and warranties will terminate upon the consummation of the Business Combination;

c. Provide that upon the consummation of the Business Combination (i) United will change its corporate name to be mutually agreed upon and as recommended by UCHUB (ii) Larry Wilcox will continue as CEO and President and Chairman of the Board with controlling member (iii) James Brewer will assume the position of CFO and remain as a Board member.

d. Provide for the delivery of customary legal opinions, closing certificates and other documents;

e. Provide that each party shall be responsible for its own costs and expenses, including audit and attorneys' fees, incurred in connection with the transactions contemplated hereby;

f. Provide that the parties and their affiliates will cooperate in the preparation of, and expeditiously file or provide, any information to governmental authorities, required or helpful to effectuate the transactions contemplated hereby, and

g.     Include  the  terms  and  conditions  set  forth  herein.
h. Employment agreements for Mr. Larry Wilcox and Mr. James Brewer currently in place will remain in place and become an obligation of the combined companies following the completion of the merger, or will be replaced by new agreements satisfactory to the parties involved not less than their existing agreements. Employment Agreements for Mr. Brewer and fro Mr. Wilcox, while acting as CFO and CEO respectively, shall be negotiated in good faith option clauses and bonuses as part of their contracts.
i. Parties agree that no announcements will be made without the written approval of both parties. Due to the fact that Mr. Wilcox, the CEO and President of UCHUB is an internationally televised personality, Mr. Wilcox will receive a personal amount of stock per announcement that he participates in. Parties will negotiate this in good faith prior to any such announcement.



III.     Terms  and  Conditions
         ----------------------

At  and  conditioned  upon  execution  of  the  Definitive  Agreements:

1. United shall issue its shares of common stock to UCHUB stockholders equal to 78% (or 90% if United is unable to arrange for financing as outlined in paragraph II 2 a above) of United's total common shares issued and outstanding as of the date of Closing.

2.     UCHUB  shall  tender  all of its issued and outstanding shares to United.

3.     Other  Terms  and  Conditions
       -----------------------------
Other terms and conditions relating to the transaction shall be negotiated in good faith and mutually agreed upon prior to preparation and finalization of the Definitive Agreements.

4.     Miscellaneous
       -------------
The Definitive Agreements shall provide that the consummation of the transactions contemplated hereby will be subject to conditions customary in transactions similar to those contemplated hereby, including, without limitation, that (i) the representations and warranties contained in the Definitive Agreements will be true and correct in all material respects as of the date they are made and as of the closing date, (ii) the parties shall have obtained all necessary or desirable consents, rulings and approvals from such governmental or non-governmental authorities having jurisdiction including the court, (iii) the parties shall have obtained all necessary consents pursuant to existing agreements or instruments by which they may be bound; and (iv) the parties shall have complied with all requisite corporate procedures.

5.     Public  Announcements
       ---------------------
Public announcements regarding the transactions contemplated hereby will be made only with the approval of each party hereto, except as may be required under applicable law (and then only after notice to the other party, to the extent possible).

6.     Due  Diligence  Contingency
       ---------------------------
Satisfactory due diligence reviews by each party shall be a condition of closing. UCHUB and United agree to cooperate with each other in the performance of their respective due diligence reviews. Procedures and details of the due diligence review condition shall be set forth in the Definitive Agreements.

From the date hereof until the earlier of the closing of the transactions contemplated hereby or the termination of negotiations between the parties, the parties (and, their designated representatives) will have reasonable access through the personnel, facilities, officers and to all appropriate books and records of each other for purposes of conducting a due diligence investigation with respect to the transactions contemplated hereby.

If the transactions contemplated hereby are not consummated, the parties will return all documents, including originals and all copies in their possession, which were obtained hereunder and maintain the confidentiality of any information obtained hereunder in accordance with the terms of paragraph 9.

7.     Confidentiality
       ---------------
In the course of the parties due diligence investigation and discussions and negotiations, each party may disclose to the other certain proprietary, confidential or other non-public information (collectively, the "information") relating to its respective business, the proprietary, confidential and non-public nature of which information both parties desire to maintain. Except as herein set forth, no party shall (a) reveal or make known to any person, firm, corporation or entity or (b) utilize in its own business or (c) make any other usage of, any information disclosed to it by the other in connection with the discussions and negotiations about mentioned. A party's obligations with respect to any item of information disclosed to it shall terminate if that item of information becomes disclosed in published literature or otherwise becomes generally available to the public; provided, however, that such public disclosure did not result, directly or indirectly, from any act, omission or fault of such party with respect to that item of information. Further, this paragraph shall not apply to any item of information which (i) was independently developed by such party without the use of any information provided to such party, (ii) at the time of disclosure was already generally available to the public, or (iii) at the time of disclosure was already in the possession of the party intending to utilize the item of information and was not acquired by such party, directly or indirectly, for the disclosing party under a confidentiality agreement. All parties agree that the information either it has received or may receive from any other party has been and will be used by the receiving party solely for the limited purpose of its investigation and evaluation of the other party in connection with the potential Business Combination.

8.     Approvals
       ---------
It is understood by the parties that this letter of Intent and the Definitive Agreements are subject to review and approval thereof by each party's respective Board of Directors.

9.     Established  Deadline  Dates
       ----------------------------
The Definitive Agreements shall be entered into between the parties based on the following schedule:

-     Execute  Letter  of  Intent          August  14,  2002
-     Execute  Final  Agreement          to  be  determined  (per  II,2,a)
-     Complete  Due  Diligence          to  be  determined
-     Champagne  or  Shotgun  Date     to  be  determined

This Letter of Intent shall expire and terminate 5:00 p.m. PDT August 15, 2002. It is understood that this letter is merely a non-binding expression of intent. In the event UCHUB and United fail to agree on terms and conditions and provisions of Definitive Agreements other than set forth herein, prior to the expiration of this Letter of Intent, no party (nor any of their affiliates) will have any binding obligation liability hereunder or otherwise with respect to the transaction contemplated hereby, or any expenses related thereto, except as may otherwise be provided herein, unless and until the Definitive Agreements are duly executed and delivered in a form satisfactory to both parties, and thereafter any binding obligation or liability will only be pursuant to the terms of the Definitive Agreements.

Whether not the transactions contemplated hereby are consummated and except as may be specifically agreed as to particular expenses, each party will pay its own expenses, including those of its accountants, advisors, and counsel, in connection with the transactions contemplated hereby. Neither party has incurred any liability on behalf of the other party for any brokerage or finders fee or other compensation in connection with the transactions contemplated hereby.

10.     Other  Matters
        --------------
It  is  agreed  between  the  parties  that:

- The parties hereto have the right and authority to enter into this Letter of Intent.
- Time is of the essence and that each party will use its best efforts to finalize Definitive Agreements on or before a date to be determined.
- The Effective Date of this Letter of Intent shall be the later of the dates signed by the parties as evidenced below.
- The Definitive Agreements and the documents and instruments delivered pursuant thereto shall be governed by and construed in accordance with the laws of the State of Nevada.

This letter may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Facsimile transmitted signed copies shall be binding.

Please evidence your concurrence with this Letter of Intent and the general terms and conditions set forth herein by dating and signing a copy of this Letter in the space provided below and returning it to us.

We look forward to an amalgamation of our businesses and to a mutually beneficial relationship.

Sincerely,

UNITED  TRADING.COM                         United  Communications  Hub,  Inc.



By     s/James  G.  Brewer                    By     _s/Larry  Wilcox_____
       -------------------                           ----------------
  James  G.  Brewer,  President     Larry  Wilcox,  President


Date     8/15/02                              Date     8/15/02
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